Exhibit 2

JOINT FILING AGREEMENT

The undersigned agree that they are filing jointly, pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, the statement dated October 29, 2007 containing the information required by Schedule 13D, relating to the common stock of The Children’s Internet, Inc. on behalf of the undersigned.

The Children’s Internet Holding Company, LLC

Date: October 29, 2007	By: /s/ Richard Lewis
Name: Richard J. Lewis
Title: Managing Member

Dated: October 29, 2007	/s/ Richard Lewis
Richard J. Lewis